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                                                                   EXHIBIT 10.25

                                LICENSE AGREEMENT

This Agreement is made this 22nd day of August 2000, ("Effective Date") by and between Micron Electronics, Inc. having its principal place of business at 900
E. Karcher Road, Nampa, Idaho 83687 (hereinafter referred to as "Licensor") and Simple Technology, Inc., having its principal place of business at 3001 Daimler Street, Santa Ana, CA 92705 (hereinafter referred to as "Licensee").

WHEREAS, Licensor has the right to provide a license under certain United States patents as herein identified; and

WHEREAS, Licensee desires to obtain, and Licensor is willing to grant Licensee, a non-exclusive license as hereafter defined and under the terms and conditions herein specified.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained Licensor and Licensee AGREE AS FOLLOWS:


1.   DEFINITIONS

     1.1 "Subsidiary" shall mean any corporation, company, or other entity of which Licensee now or hereafter owns or controls, directly or indirectly, more than fifty percent (50%) of the outstanding shares of stock entitled to vote for the election of directors. Any corporation, company, or other entity which would at any time be a Subsidiary of Licensee, by reason of the foregoing shall be considered a Subsidiary only for so long as the percentage of ownership or control, directly or indirectly, by Licensee meets the conditions set forth above.

     1.2  "Memory Module" shall mean:

          1.2.1. a memory module (a) compliant (as that term is used in the memory module industry) with any of the following memory module specifications, (b) labeled in substantial compliance with the requirements of any of the following industry standard memory module specifications, or (c) expressly offered for sale as being in complete compliance with any of the following industry standard memory module specifications: Intel Corporation's "PC SDRAM Unbuffered DIMM Specification," Revision 1.0; Intel Corporation's "PC SDRAM Registered DIMM Specification," Revision 1.0; Via Technologies' "PC133 SDRAM Unbuffered DIMM Specification," Revision 0.4; Rambus, Inc.'s "Direct Rambus RIMM Module Specification," version 0.9; or Rambus, Inc.'s "Rambus SO-RIMM Module (with 128/144MB RDRAMs)," version 0.7; or


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          1.2.2. a memory module containing a volatile memory device and a write protectable SEEPROM and which:

               1.2.2.1. allows the SEEPROM to be write protected via a write protect or write control pin after the SEEPROM is installed on the memory module; or

               1.2.2.2. is write protected after the SEEPROM is installed onto the memory module substrate by Licensee or on Licensee's behalf; or

               1.2.2.3. electrically couples the write protect pin of the
                    SEEPROM to an edge connector so that the write protect state of the SEEPROM, i.e., write protected or write enabled, may be modified by external circuitry after the SEEPROM is installed on the substrate; and

          1.2.3. a memory module that is covered by a claim of Patents that has not been found to be invalid or unenforceable by a court of last resort.

     1.3 "Licensed Memory Module" shall mean a Memory Module for which a royalty has been paid to Licensor by Licensee pursuant to Section 3 of this Agreement.

     1.4 "Patents" shall mean United States Patents Numbers 5,661,677, 5,859,792, 5,963,463 and any divisional, continuation, reexamination, reissue, or foreign counterpart patents that may issue with respect to any of the aforesaid patents.


2.   LICENSE GRANT

     2.1 Licensor grants to Licensee and Subsidiaries of Licensee a non-exclusive, personal, non-transferable, except as specified in
          Section 6.2, license under the Patents to test, make, use, sell, offer to sell, lease or otherwise dispose of Licensed Memory Modules.

          2.1.1. With respect to the licenses granted in Section 2.1, the right to "make" shall include the right to have a third party make Licensed Memory Modules for the use and benefit of Licensee or Subsidiaries of Licensee, but only if (i) such Licensed Memory Modules are sold by Licensee under the trademarks, trade names or other commercial indicia of Licensee or Subsidiaries of Licensee, and (ii) said Licensed Memory Modules are made by the third party using manufacturing drawings and specifications (a) originated by Licensee or Subsidiaries of Licensee or (b) originated by any third party specifically and exclusively for Licensee or Subsidiaries of Licensee.

     2.2 Neither Licensee nor Subsidiaries of Licensee shall have any right to sublicense the rights granted in Paragraph 2.1 or 2.1.1 to any third party without the prior


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          written consent of Licensor.

     2.3 Except as stated in Paragraph 6.2, neither Licensee nor Subsidiaries of Licensee shall assign or transfer any of its rights granted hereunder without the prior written consent of Licensor which consent shall not be unreasonably withheld.

     2.4 Any activity by Licensee or Subsidiaries of Licensee not expressly licensed herein and which constitutes an infringement of any claim of the Patents shall be deemed an unauthorized patent infringement. No right or license is granted hereby under any patent, patent application or patent claim, except as specifically and expressly provided herein.


3.   ROYALTY AND PAYMENTS

     3.1 Licensee agrees to pay Licensor a continuing royalty, throughout the term of this Agreement, equal to forty cents ($0.40) per unit ("Royalty Rate") for each Memory Module (a) made, used, sold, leased, or otherwise disposed of by Licensee or Subsidiaries of Licensee in the United States or (b) imported into the United States by or for Licensee or Subsidiaries of Licensee, if and only if such Memory Module is covered by a claim of Patents that has not been held invalid or unenforceable by a court of last resort, so long as a royalty for each such unit was not previously paid by a third party in accordance with a license or other agreement with Licensor.

     3.2 To the extent that Licensee may obtain Memory Modules from a third party, which has been licensed by Licensor to (a) make, use, sell, or otherwise distribute within the United States Memory Modules falling within the scope of any claim of the Patents or to (b) import such Memory Modules into the United States, then Licensee shall have no obligation to pay to Licensor any Royalty Rate based upon Licensee's use, sale, leasing, or other distribution of those Memory Modules.

     3.3 Licensee agrees to pay Licensor the sum calculated by multiplying the total number of Memory Modules (a) made, used, sold, leased, or otherwise disposed of by Licensee or Subsidiaries of Licensee in the United States or (b) imported into the United States by or for Licensee or Subsidiaries of Licensee between October 27, 1999 and the Effective Date hereof by the Royalty Rate, if and only if such Memory Module is covered by a claim of Patents that has not been held invalid or unenforceable by a court of last resort. Said sum shall be payable on or before August 30, 2000, so long as a royalty for each such Memory Module was not previously paid by a third party in accordance with a license or other agreement with Licensor.


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4.   REPORTS

     4.1 Licensee shall keep manufacturing, shipping and sales records of all Memory Modules (a) made, used, sold, leased, or otherwise disposed of by Licensee or Subsidiaries of Licensee in the United States or (b) imported into the United States by or for Licensee or Subsidiaries of Licensee during the term of this Agreement, such records shall be sufficient to permit verification of the accuracy and completeness of the information and the royalties required to be reported and paid under this Agreement. Licensee shall not be required to keep such records beyond three (3) years after each due date for payment of royalty for such Memory Modules.

     4.2 On or before the last day of January, April, July, and October of each year during the term hereof, and on the thirtieth (30th) day after termination hereof, Licensee shall send Licensor a written report, certified by an officer of Licensee as to its correctness to the best of the officer's belief, showing separately the total number of Memory Modules (a) made, used, sold, leased, or otherwise disposed of by Licensee or Subsidiaries of Licensee in the United States or (b) imported into the United States by or for Licensee or Subsidiaries of Licensee during the preceding calendar quarter, and computing the amount due Licensor for the preceding calendar quarter. Each such report shall be accompanied in the manner provided for in Paragraph
          4.5 by the proper amount then payable to Licensor as shown in such report.

          4.2.1. All such written reports shall be mailed to Licensor at the following address:

               Micron Electronics, Inc.
               Patent Department
               900 E. Karcher Road
               Nampa, ID  83687

     4.3 In the event that any report and payment are not made by Licensee by the date provided under this Agreement, interest shall be payable on the past due amounts at the rate of the prime lending rate as published in the Wall Street Journal from time to time plus 2%, compounded quarterly, from the date payment was due pursuant hereto to the date of payment, which interest shall be in addition to any other remedy provided Licensor by law or by this Agreement.

     4.4 Licensor shall have the right, during reasonable business hours and upon sixty (60) days advance notice, to have the correctness of any such report and/or payment audited, at Licensor's expense, by a firm of independent public accountants, selected by Licensor, and reasonably acceptable to Licensee, which shall examine Licensee's records only on matters pertinent to this Agreement. No more than one such audit shall be performed per annum, unless Licensee has


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          underreported as provided in the following sentence. In the event it shall be determined by the independent public accountants, at any time, that Licensee has underreported and/or underpaid in an amount in excess of five percent (5%) of the royalties properly due with respect to one or more reports or payments, Licensee, in addition to any other remedy provided Licensor by law or by this Agreement, shall:

          4.4.1. reimburse Licensor's full cost and expense associated with such audit; and

          4.4.2. pay Licensor an amount equal to two times that which Licensee has failed to report or pay, with interest at the prime rate of the prime lending rate as published in the Wall Street Journal from time to time plus 2%, compounded quarterly, calculated from the date each royalty accrued to the date of payment under this section. Any payments due under this Paragraph shall be due and payable ten (10) days following notice from Licensor of such failure, breach or default.

     4.5 All payments called for under this Agreement shall be in United States currency, without deductions of taxes of any kind, payable to Licensor at U.S. Bank of Oregon, 555 S.W. Oak Street, Suite 400, Portland, Oregon 97204, U.S.A. by wire transfer to:

                  Micron Electronics, Inc.
                  Patent Department
                  Account #: 153607639637
                  ABA/Routing # 123000220

          or to any other account that Licensor may request in writing.

     4.6 If a Subsidiary of Licensee that (a) has made, used, sold, leased, or otherwise disposed of License Memory Modules in the United States or
          (b) has imported or has had imported Licensed Memory Modules into the United States, is for any reason no longer a Subsidiary of Licensee, then Licensee shall notify Licensor in writing that such entity is no longer a Subsidiary of Licensee within thirty (30) days of the date that such entity is no longer a Subsidiary of Licensee.


5.   TERM AND TERMINATION

     5.1 All grants, obligations and provisions herein shall continue in full force and effect, unless sooner terminated as hereinafter provided, until May 15, 2016, the expiration date of the Patents.

     5.2 Licensor may terminate this Agreement upon written notice to Licensee if:


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          5.2.1. Licensee remains in default in making any payment or report required hereunder for a period of sixty (60) days or fails to comply with any other provision hereof for a period of sixty (60) days, in each case after written notice of such default or failure is given by Licensor to Licensee; provided that if Licensee shall be in default in making any two successive payments or reports required hereunder on timely basis, Licensor shall be entitled to terminate this Agreement upon written notice to Licensee, unless a genuine and good faith dispute exists as to the amount due and any amounts not in dispute are timely paid.

          5.2.2. Licensee shall become insolvent, make an assignment for the benefit of creditors, or commit any act of bankruptcy, or any order for the compulsory liquidation of Licensee shall be made by any court.

          5.2.3. Licensee shall be determined by a court of competent jurisdiction to have willfully or deliberately violated any provision of this Agreement, or to have concealed from Licensor any failure to comply with this Agreement including, but not limited to, the deliberate or willful understatement of royalties payable or the refusal to timely pay royalties, or shall be determined to have acted other than in good faith in breaching any provision of this Agreement; in such event, the termination shall be effective as of the date of notice given by Licensor.

     5.3 Any termination of this Agreement shall not relieve Licensee of liability for any payments accrued or owing prior to the effective date of such termination, or for any royalty.

     5.4 Licensee agrees that should it, during the term of the Agreement, contest the validity of any of the Patents by filing or causing others to file any legal action or any proceeding for reexamination, then Licensor shall have the right to immediately terminate this Agreement and/or any and all rights and licenses granted to Licensee and Subsidiaries of Licensee by this Agreement, to the extent that the exercise of such right to terminate is permitted under the law of the United States.

     5.5 If each and every claim of the Patents that read on Memory Modules are held invalid by a court of last resort, then Licensee shall have no duty to pay any additional royalties to Licensor after the date that such court holds the last of such claims invalid.


6.   ASSIGNMENTS

     6.1 This Agreement may, at any time, upon written notice and without Licensee's consent, be assigned by Licensor without such assignment operating to terminate, impair, or in any way change any obligations or rights which Licensor would


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          have had, or any of the obligations or rights which Licensee would have had, if such assignment had not occurred. From, and after, the making of any such assignment by Licensor, the assignee shall be substituted for Licensor as a party hereto and Licensor shall no longer be bound hereby.

     6.2 This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of all parties, but no purported assignment or transfer by Licensee of this Agreement or any part thereof, except an assignment as part of a sale or other conveyance of substantially all of the business of Licensee, shall have any force or validity whatsoever, except, unless and until approved in writing by Licensor.


7.   REPRESENTATIONS AND WARRANTIES

     7.1 Licensor warrants that (a) it does not own any patents or applications for patent, other than the Patents, which are necessary to make, use, or sell Licensed Memory Modules; (b) it has the entire right, title and interest in and to the Patents; (c) it has the right to enter into this Agreement; and (d) there are no liens, conveyances, mortgages, assignments, encumbrances or other agreements to which Licensor is a party or by which it is bound, which would prevent or impair the full exercise of all substantive rights granted to Licensee by Licensor pursuant to the terms and conditions of this Agreement.

     7.2 Licensor makes no representation or warranty that Licensed Memory Modules will not infringe, directly, contributorily or by inducement under the laws of the United States, any patent or other intellectual property right of a third party.

     7.3 In any dispute arising under this Agreement, Licensee will personally submit itself to the jurisdiction of a court of lawful jurisdiction in the State of Idaho if and when sued by Licensor in such court; that Licensee will accept, as lawful and sufficient, service of process by certified or registered mail directed to the company President, by title or name, at the regular place of business for the Licensee; and that Licensee will waive any objection they may have to venue.


     7.4 In the event of any dispute between the parties, the prevailing party will be entitled to all reasonable attorney's fees and all reasonable costs incurred in enforcing this agreement.

     7.5 Each party represents and warrants that this Agreement and the transactions contemplated hereby do not violate any agreements each party has with its agents, employees, or third parties.

     7.6 Each party further represents and warrants that in executing this Agreement, it does not rely on any promises, inducements, or representations made by any

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          party or third party with respect to this Agreement or any other business dealings with any party or third party, now or in the future.

     7.7 Each party represents and warrants that it is not presently the subject of a voluntary or involuntary petition in bankruptcy or the equivalent thereof, does not presently contemplate filing any such voluntary petition, and does not presently have reason to believe that such an involuntary petition will be filed against it.

     7.8 Other than the express warranties of this Article, there are no other warranties, express or implied.


8.   GENERAL PROVISIONS

     8.1 All notices to, demands, consents or communications which any party may desire or may be required to give to the other must be in writing, shall be effective upon receipt in the United States after having been sent by registered or certified mail or sent by facsimile transmission, and shall be effective upon receipt outside the United States after having been delivered prepaid to a reputable international delivery service or courier or sent by facsimile transmission and addressed to such address as shall have been designated by notice from the addressee for addressing of notices to it, or if no such designation shall have been made, then to the address of the party appearing above. Receipt shall be presumed on the date of proper transmission as to facsimile transmission and otherwise within three (3) Days as to notices given within the United States and ten (10) Days as to notices given outside the United States.

     8.2 No failure or delay to act upon any default or to exercise any right, power or remedy hereunder will operate as a waiver of any such default, right, power or remedy.

     8.3 This Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes all prior and contemporaneous oral or written negotiations, agreements and understandings. This Agreement may not be modified or amended except in writing duly signed by authorized persons on behalf of the parties hereto.

     8.4 If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of the United States, the State of Idaho or any other jurisdiction, such provision will be deemed amended to the extent necessary to conform to applicable laws or regulations or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken, and the remainder of this Agreement will remain in full force and effect.


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     8.5  The validity, construction, interpretation and performance of this
          Agreement, and any disputes or legal actions arising thereunder or therefrom, shall be governed by the laws and regulations of the United States of America and the State of Idaho, as applied to contracts made and to be performed entirely within the State of Idaho.

     8.6 This Agreement does not constitute that either party hereto is an agent of the other party for any purpose whatsoever, nor does either party hereto have the right or authority to assume, create or incur any liability of any kind, express or implied, against or in the name or on behalf of the other party.

     8.7 The English language form of this Agreement shall control and determine its interpretation.

     8.8 Within two weeks of the Effective Date, Licensor shall dismiss with prejudice, each party to bear its own attorneys' fees, costs and expenses, any and all lawsuits against Licensee, including but not limited to the lawsuit MICRON ELECTRONICS, INC. V. AMERICAN COMPUTER AND DIGITAL COMPONENTS, INC., ET AL., Civil Case No. C00 01201 SBA, filed in the U.S. District Court for the Northern District of California. Within one week thereafter, Licensor shall provide a file-stamped copy of the notice of dismissal to Licensee.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.



LICENSOR

Date: August 22, 2000

By:
   ------------------------------------

Printed Name:  Steven P. Arnold

Title:  Vice President, General Counsel



LICENSEE

Date:  August 22, 2000

By:
   ------------------------------------

Printed Name: Manouch Moshayedi

Title:  CEO

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